Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS THIRD QUARTER REVENUE OF $29.6 MILLION

Combination of Revenue Growth, Strategic Realignments and Cost Management Activities Contribute to Achieving Adjusted Pre-Tax Income

COLORADO SPRINGS, Colo. (October 27, 2010) - Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and nine months ended September 30, 2010.

Revenue for the third quarter of 2010 was $29.6 million, up 3% compared with revenue of $28.8 million for the third quarter of 2009. The pre-tax loss for the third quarter of 2010 was $6.6 million, compared with a pre-tax loss of $2.5 million in the third quarter of 2009. Excluding special items in both periods, the adjusted pre-tax income was $1.6 million in the third quarter of 2010, compared with adjusted pre-tax income of $0.6 million in the third quarter of 2009.

The pre-tax loss in the third quarter of 2010 included $8.1 million of special items, consisting of $6.5 million in accrued indemnification costs to former employees related to the federal investigation, an asset impairment charge of $0.9 million, and employee termination costs of $0.7 million associated with the consolidation of certain sales territories in the Vascular Intervention sales organization. The pre-tax loss during the third quarter of 2009 included $3.1 million of special items, consisting of $0.6 million of costs associated with the federal investigation, $1.1 million of costs associated with a litigation settlement, $1.1 million related to the discontinuation of the marketing and sales of the Safe-Cross® product line, and $0.4 million of employee termination and lease abandonment costs.

“Our Lead Management products extended their track record of sales growth, increasing 8% compared with last year's record quarter,” said Jason D. Hein, Senior Vice President of Sales and Marketing. “We have also taken important steps to improve the productivity of our Vascular Intervention sales organization, including realignment of territories with limited growth potential, and improvements to our sales compensation plans that provide greater incentives for our top-performing sales representatives.”

Shar Matin, Senior Vice President of Operations, Product Development and International, commented, “Now that work on the site consolidation and related activities is substantially complete, we spent the third quarter re-aligning our resources to focus on three key areas -- product development, new clinical studies and improving operating efficiencies. We expect to introduce several new products by the end of next year. In addition, we are on track with our bench and animal testing that will be included in our FDA filing to initiate a randomized clinical study to treat in-stent restenosis.”

Guy A. Childs, Chief Financial Officer, stated, “Over the last year, we have implemented multiple programs that have streamlined our operations and increased productivity, particularly within the sales organization. We are in the early stages of realizing the benefits of these actions, as demonstrated by nearly $3.0 million of cash flow from operating activities this quarter.”

The net loss for the third quarter of 2010 was $12.7 million, or $0.38 per share, compared with a net loss of $2.5 million, or $0.08 per share, in the third quarter of 2009. The net loss in the third quarter of 2010 includes an increase in the valuation allowance of $6.1 million against the Company's deferred tax asset. Excluding the increase in the valuation allowance against the deferred tax asset and special items discussed above, adjusted net income for the third quarter of 2010 was $1.5 million, or $0.04 per diluted share, compared with adjusted net income of $0.6 million, or $0.02 per diluted share, in the third quarter of 2009.

A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under “Reconciliation of Non-GAAP Financial Measures.”

Third Quarter Revenue Review

Lead Management revenue increased 8% to $10.6 million, laser equipment revenue increased 50% to $2.1 million, and service and other revenue rose 6% to $2.3 million, all compared with the third quarter of 2009. Vascular Intervention sales declined 6% to $14.6 million and include three product lines: atherectomy (including peripheral and coronary), which decreased 6%, crossing solutions, which was essentially flat, and thrombectomy, which decreased 19%, all compared with the third quarter of 2009.

On a geographic basis, revenue in the United States was $25.5 million in the third quarter of 2010, an increase of 4% from the prior year third quarter. International revenue was $4.1 million, a decrease of 4% from the third quarter of 2009, or an increase of 3% on a constant currency basis.

Year-to-Date Financial Results

Revenue for the first nine months of 2010 rose 4% to $88.6 million, from $85.2 million for the first nine months of 2009.

Year-to-date 2010 Lead Management revenue was up 14% to $30.6 million, laser equipment revenue increased 4% to $5.0 million, and service and other revenue increased 1% to $6.9 million, all compared with the first nine months in 2009. Vascular Intervention revenue declined 1% to $46.2 million. Within Vascular Intervention sales, atherectomy was essentially flat, crossing solutions decreased 2%, and thrombectomy decreased 6%, all compared with the first nine months of 2009.

On a geographic basis, revenue in the United States was $76.3 million during the nine months ended September 30, 2010, an increase of 5% from the comparable period last year. International revenue totaled $12.3 million, a decrease of 2% from the first nine months of 2009, or essentially flat on a constant currency basis.

The pre-tax loss for the first nine months of 2010 was $7.4 million, compared with a pre-tax loss of $7.7 million in the first nine months of 2009. Excluding special items in both periods, adjusted pre-tax income was $1.1 million in the first nine months of 2010, compared with an adjusted pre-tax loss of $2.1 million in the first nine months of 2009.

The pre-tax loss in the first nine months of 2010 included $8.4 million of special items, consisting of $6.8 million in legal and accrued indemnification costs related to the federal investigation, an asset impairment charge of $0.9 million, and employee termination costs of $0.7 million. The pre-tax loss during the first nine months of 2009 included $5.7 million of special items, consisting of $3.0 million of costs associated with the federal investigation, $1.1 million of costs associated with previously announced litigation unrelated to the federal investigation, $1.1 million relating to the discontinuation of the marketing and sales of the Safe-Cross® product line, and $0.5 million in employee termination and lease abandonment costs.

The net loss for the first nine months of 2010 was $13.6 million, or $0.41 per share, compared with a net loss of $7.6 million, or $0.24 per share, in the first nine months of 2009. The net loss in the first nine months of 2010 includes an increase in the valuation allowance of $6.1 million against the deferred tax asset. Excluding the increase in the valuation allowance against the deferred tax asset and special items discussed above, adjusted net income in the first nine months of 2010 was $1.0 million, or $0.03 per diluted share, compared with an adjusted net loss of $2.0 million, or $0.06 per share, in the first nine months of 2009.

A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under “Reconciliation of Non-GAAP Financial Measures.”

Cash, cash equivalents and current investment securities were $26.4 million at September 30, 2010, up from $19.1 million at December 31, 2009. In addition, the Company held $4.4 million of auction-rate securities at September 30, 2010, a decrease from $9.8 million at December 31, 2009 due primarily to the sale of auction rate security positions during the first and third quarters of 2010. These securities are included as “investment securities - non-current” on the balance sheet.

2010 Outlook

The Company has updated its outlook for 2010 full year performance, as follows:

Management anticipates its Lead Management revenue will grow 11% to 14% during 2010 as compared with 2009; this compares with previous guidance for growth in the mid-teens.

Laser equipment revenue and service and other revenue are expected to increase 0% to 2% in 2010 compared with 2009; this compares with previous guidance for a decline of approximately 5%.

Vascular Intervention revenue during 2010 as compared with 2009 is now anticipated to decrease by approximately 1% to 3%. Peripheral atherectomy, which is the largest product category within Vascular Intervention, is anticipated to grow 3% to 5%; this compares with previous guidance for growth of 11% to 13%. Our revised outlook for Vascular Intervention revenue reflects a challenging economic and competitive environment and the transition associated with the realignment of certain sales territories implemented in September 2010.

Gross margin is expected to be approximately 71% for 2010; this compares with previous guidance of approximately 72%.

The Company estimates total revenue for the fourth quarter of 2010 to be in the range of $29.1 million to $30.1 million, which would bring full year 2010 revenue within the range of $117.7 million to $118.7 million. The Company expects to be profitable on an adjusted pre-tax basis for the fourth quarter and full year, excluding special items.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 19815749. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of problematic pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of problematic pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with legal proceedings, including legal proceedings in which the Company may have an indemnification obligation, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company's strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company's relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company's previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company's use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$29,577	$28,841	$88,612	$85,176
Cost of products sold	8,486	7,951	25,393	24,497
Gross profit	21,091	20,890	63,219	60,679
Gross margin %	71%	72%	71%	71%
Operating expenses:
Selling, general and administrative	15,963	16,706	51,436	52,089
Research, development and other technology	3,577	3,637	10,884	10,973
Federal investigation legal and accrued indemnification costs	6,527	602	6,820	2,957
Litigation settlement	—	1,090	—	1,090
Discontinuation costs—Safe-Cross® product line	—	1,075	—	1,075
Asset impairment charge	939	—	939	—
Employee termination and lease abandonment costs	664	366	664	536
Total operating expenses	27,670	23,476	70,743	68,720
Operating loss	(6,579)	(2,586)	(7,524)	(8,041)
Other income, net	15	94	160	308
Loss before taxes	(6,564)	(2,492)	(7,364)	(7,733)
Income tax (expense) benefit	(6,145)	—	(6,212)	102
Net loss	$(12,709)	$(2,492)	$(13,576)	$(7,631)

Loss per common and common equivalent share—basic and diluted	$(0.38)	$(0.08)	$(0.41)	$(0.24)
Weighted average shares outstanding—basic and diluted	33,123	32,663	33,094	32,345

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$26,427	$19,053
Restricted cash	—	817
Accounts receivable, net	16,274	16,328
Inventories	9,343	8,462
Deferred tax asset, current, net	210	1,406
Other current assets	2,065	2,054
Total current assets	54,319	48,120
Property, plant and equipment, net	29,078	31,475
Goodwill	5,569	5,569
Investment securities, non-current	4,372	9,800
Deferred tax asset, non-current, net	—	5,079
Other assets	415	640
Total assets	$93,753	$100,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,148	$15,162
Non-current liabilities	603	593
Stockholders' equity	73,002	84,928
Total liabilities and stockholders’ equity	$93,753	$100,683

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2009		2010
(000's, except laser sales and installed base amounts)	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr

Disposable products revenue:
Vascular Intervention revenue	$15,429	$15,204	$15,504	$16,088	$14,569
Lead Management revenue	9,839	9,997	9,919	10,029	10,617
Total disposable products revenue	25,268	25,201	25,423	26,117	25,186

Service and other revenue	2,192	2,461	2,264	2,339	2,325

Laser revenue:
Equipment sales	150	734	—	313	799
Rental fees	1,231	1,265	1,323	1,256	1,267
Total laser revenue	1,381	1,999	1,323	1,569	2,066

Total revenue	28,841	29,661	29,010	30,025	29,577

Non-GAAP adjusted pre-tax income (loss) excluding special items (1)	641	607	(571)	64	1,566
Pre-tax income (loss)	(2,492)	(5,514)	(924)	124	(6,564)

Cash flow (used in) generated by operating activities	2,219	(4,481)	(693)	2,048	2,995
Total cash and current investment securities	18,298	19,053	21,058	21,894	26,427

Laser sales summary:
Laser sales from inventory	1	5	—	1	6
Laser sales from evaluation/rental units	1	—	—	1	—
Total laser sales	2	5	—	2	6

(1) Non-GAAP adjusted pre-tax income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table.

Worldwide Installed Base Summary:
Laser sales from inventory	1	5	—	1	6
Rental placements	25	16	17	10	13
Evaluation placements	4	7	5	5	5
Laser placements during quarter	30	28	22	16	24
Buy-backs/returns during quarter	(17)	(15)	(13)	(11)	(6)
Net laser placements during quarter	13	13	9	5	18
Total lasers placed at end of quarter	889	902	911	916	934

Reconciliation of Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company's management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Pre-Tax Loss to Non-GAAP Adjusted Pre-Tax Income (Loss) (000's) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Pre-tax loss, as reported (1)	$(6,564)	$(2,492)	$(7,364)	$(7,733)
Federal investigation legal and accrued indemnification costs (2)	6,527	602	6,820	2,957
Litigation settlement (3)	—	1,090	—	1,090
Discontinuation costs—Safe-Cross product line (4)	—	1,075	—	1,075
Asset impairment charge (5)	939	—	939	—
Employee termination and lease abandonment costs (6)	664	366	664	536
Non-GAAP adjusted pre-tax income (loss)	$1,566	$641	$1,059	$(2,075)
__________________

1)
Given the Company's significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

2)
As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado. The Company incurred significant legal and other expenses in this matter, beginning in the third quarter of 2008. Following the indictment in the third quarter of 2010 of three former employees with whom the Company has indemnification agreements, the Company accrued a $6.5 million charge to record its estimated liability related thereto.

3)	The amounts recorded represent royalties related to a patent license agreement, which was executed and disclosed in filings with the SEC in December 2009.

4)
In the third quarter of 2009, the Company discontinued the marketing and sales of the Safe-Cross product line, which was acquired from Kensey Nash Corporation in May 2008. The $1.1 million one-time charge includes a patent impairment charge, impairment of long-lived assets, inventory write-offs and an amount in consideration of remaining contractual obligations to Kensey Nash Corporation primarily related to inventory purchases.

5)
In the third quarter of 2010, the Company wrote-off a capital project in process which is now no longer expected to be completed and utilized, due to a recent EPA ruling which effectively limited the useful life of the asset.

6)
In the third quarter of 2010, the Company consolidated certain of its sales territories thereby eliminating certain positions in its Vascular Intervention sales organization. As a result, the Company recorded severance obligations totaling $664,000 for the three months ended September 30, 2010. In the second and third quarters of 2009, the Company eliminated certain positions in order to streamline operations. As a result, the Company recorded severance obligations totaling $240,000 and $410,000 for the three and nine months ended September 30, 2009, respectively. In addition, in the third quarter of 2009, the Company recorded a charge for remaining lease obligations in the amount of $126,000 for a portion of a leased facility that is no longer being utilized.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Loss to Non-GAAP Adjusted Net Income (Loss) and Net Loss per Share to Non-GAAP Adjusted Net Income (Loss) per Share (2) (000's, except per share data) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
	Net (loss) income	Impact per diluted share (1)	Net (loss) income	Impact per diluted share (1)	Net (loss) income	Impact per diluted share (1)	Net loss	Impact per diluted share (1)
Net loss, as reported	$(12,709)	$(0.38)	$(2,492)	$(0.08)	$(13,576)	$(0.41)	$(7,631)	$(0.24)
Federal investigation legal and accrued indemnification costs	6,527	0.19	602	0.02	6,820	0.20	2,957	0.09
Litigation settlement	—	—	1,090	0.03	—	—	1,090	0.03
Discontinuation costs—Safe-Cross product line	—	—	1,075	0.03	—	—	1,075	0.03
Asset impairment charge	939	0.03	—	—	939	0.03	—	—
Employee termination and lease abandonment costs	664	0.02	366	0.01	664	0.02	536	0.02
Increase in valuation allowance against deferred tax asset (3)	6,110	0.18	—	—	6,110	0.18	—	—
Non-GAAP adjusted net income (loss)	$1,531	$0.04	$641	$0.02	$957	$0.03	$(1,973)	$(0.06)

__________________

1)    Per share amounts may not add due to rounding. The impact per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,052,464 and 33,993,875 for the three months ended September 30, 2010 and 2009, respectively, and 34,253,817 and 32,345,484 for the nine months ended September 30, 2010 and 2009, respectively.
2)    In 2009 and 2010, the Company has not incurred any federal income tax expense or benefit; accordingly, there is no tax effect associated with these costs.
3)    Based on the Company's historical GAAP net losses and the uncertainty of future taxable income due primarily to indemnification costs related to recent indictments of former employees, management has decided to record a full valuation allowance against its U.S. deferred tax asset.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000's, except percentages) (unaudited)
	Three Months Ended
	September 30, 2010			September 30, 2009	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$25,451	$—	$25,451	$24,525	4%	4%
International	4,126	302	4,428	4,316	(4)	3
Total revenue	$29,577	$302	$29,879	$28,841	3%	4%

	Nine Months Ended
	September 30, 2010			September 30, 2009	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$76,289	$—	$76,289	$72,567	5%	5%
International	12,323	224	12,547	12,609	(2)	—
Total revenue	$88,612	$224	$88,836	$85,176	4%	4%

Spectranetics uses the non-GAAP financial measures described above as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company's regular, ongoing business.

The impact of foreign exchange rates is highly variable and difficult to predict. The foreign exchange impact is the impact from foreign exchange rates on current period sales compared to prior period sales using the prior period's foreign exchange rates. Spectranetics' management believes that in order to properly understand the underlying business trends and performance of its ongoing operations, management has found and investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company's revenue.

The Company's management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company's business, assess the performance of the Company's core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company's performance period over period and in relation to its competitors' operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company's results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company's investors to understand the Company's operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP. Some of the limitations associated with the Company's use of these non-GAAP financial measures are:

•
The federal investigation legal and accrued indemnification costs, litigation settlement, employee termination and lease abandonment costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share.

•
Intangible asset impairment charges and inventory write-offs related to the Safe-Cross discontinuation represent a reduction in value of intangible and tangible assets. The asset impairment charge and write-off of deferred tax assets also represent a reduction in value of these assets. The expense associated with these reductions in value is not included in the Company's non-GAAP net income or non-GAAP net income per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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